Exhibit 10.1

PERSONAL AND CONFIDENTIAL

To: Stefano Volpetti                        Lausanne, January 1, 2023

Dear Stefano,

We are pleased to confirm your appointment, effective January 1, 2023, to the position of President Smoke-Free Inhalable Products & Chief Consumer Officer, reporting to Mr. Jacek Olczak, Chief Executive Officer PMI.

All other conditions relating to your employment with Philip Morris Products S.A. remain as stated in your employment contract and in any subsequent amendments.

We would like to take this opportunity to wish you continued success and satisfaction.

Yours sincerely,

PHILIP MORRIS PRODUCTS S.A.

/s/ CONSTANTIN ROMANOV	/s/ RALF ZYSK
Constantin Romanov Global Head of Total Rewards	Ralf Zysk Global Head of People Sustainability, Employee Relations

Read and approved:	/s/ STEFANO VOLPETTI	Date:	12/1/2023
(Stefano Volpetti)

Philip Morris Products S.A., Avenue de Rhodanie 50, 1007 Lausanne, Switzerland
T:+41 (58) 242 00 00, F: +41 (58) 242 01 01